UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 27, 2006

Date of Report (Date of earliest event reported)

The Boeing Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

100 N. Riverside, Chicago, IL	60606-1596
(Address of Principal Executive Offices)	(Zip Code)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 27, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of the Boeing Company (the “Company”) approved stock option grants and cash-based performance awards for certain executive officers under the Company’s long-term incentive program. The performance awards pay out based on the achievement of long-term financial goals based on economic performance at the end of a three-year performance period. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be anywhere from $0 to $200 per unit, depending on the Company’s performance against plan for the period ending on December 31, 2008. As a result, final awards may range from 0% to 200% of an individual’s target. Payment will be made (at the discretion of the Committee) in the form of cash, stock or a combination of cash and stock. The stock options have an exercise price of $74.45, equal to the Fair Market Value of Boeing stock on the February 27, 2006 grant date, vest annually over a three-year period and expire ten years after the date of grant. The Fair Market Value for a single trading day is the mean of the high and low per share trading prices for the Company’s stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions.

The following table sets forth the performance awards and stock options granted on February 27, 2006 for the Company’s named executive officers (as defined in Regulation S-K Item 402(a)(3)).

	Cash Based Performance Awards			Stock Options
	Number of Units	Performance Period	Estimated Future Payout at Target ($)	Number of Shares Underlying Options
W. James McNerney, Jr.	56,875	2006-2008	$5,687,500	261,000
James A. Bell	12,675	2006-2008	1,267,500	66,000
James F. Albaugh	16,088	2006-2008	1,608,800	66,000
Laurette T. Koellner	6,600	2006-2008	660,000	20,000
Alan R. Mulally	16,088	2006-2008	1,608,800	66,000

The Company intends to provide additional information regarding this and other compensation for the named executive officers in the definitive proxy statement for its 2006 annual meeting of shareholders, which is expected to be filed with the SEC later in March 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ James C. Johnson
James C. Johnson
Vice President, Corporate Secretary and Assistant
General Counsel

Dated: March 3, 2006